UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    December 20, 2012

Lucas Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3555 Timmons Lane, Suite 1550, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 528-1881

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 21, 2012, Lucas Energy, Inc. (the “Company”), entered into a Purchase Agreement with Sundown Energy, LP (the “Purchaser”), and agreed to sell the Purchaser the Company’s 0.77% net royalty interest in the oil and gas properties located on approximately 51.915 acres of land within the Baker Deforest Unit, located in Gonzales and Dewitt Counties, Texas, including the Baker Deforest Unit #1H, #2H, #3H, #4H and #12H wells.  The Purchaser paid $4 million in connection with the sale, which was the highest of five bids the Company had received. The closing occurred on December 19, 2012, but was effective as of October 1, 2012.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 20, 2012, the Company’s Board of Directors agreed to amend and restate Anthony C. Schnur’s employment agreement with the Company in connection with his December 12, 2012 appointment as Chief Executive Officer of the Company.  The amended and restated employment agreement clarifies that Mr. Schnur now serves as the Chief Executive Officer of the Company, provided that he will continue to also serve as the Chief Financial Officer, Treasurer and Secretary of the Company on an interim basis until a suitable replacement can be found and approved by the Board of Directors.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective December 20, 2012, the Company’s Board of Directors voted unanimously to adopt Amended and Restated Bylaws (the “Restated Bylaws”).  The Company’s Board of Directors believed that such prior Bylaws and related provisions (many of which date back to the Company’s original incorporation as a Texas company in 2004) were outdated and were inconsistent with a company of the size and operations of the Company.  Additionally, the Board of Directors believes that the Restated Bylaws are clearer and more stockholder friendly than the prior Bylaws, including reinstating one of the amendments which was previously adopted by the Company effective October 1, 2012 (as described below).

Significant changes affected by the Restated Bylaws include:

•
Reducing the required ownership percentage of stockholders which is required to call a special meeting of stockholders to at least 10% of all shares entitled to vote at the proposed special meeting (down from 30%)(the Company’s Bylaws prior to October 1, 2012, only required stockholders to hold 10% or more of the outstanding shares in order to call a special meeting, whereas the amendments made on October 1, 2012, increased this number to 30% of the shares entitled to vote – the current Restated Bylaws, return this number back to 10%);

•
Extending the time period that the Company is required to call a special meeting after such stockholder request to ninety days (previously this was ten days) to provide sufficient time for the Company to fully comply with Securities and Exchange Commission and NYSE MKT rules and requirements in connection with the calling of special meetings, and to also allow sufficient time for the setting of a record date for such meetings;

•
Clarifying the notice requirements for stockholder nominations and proposals to be heard at the Company’s annual meetings of stockholders, which require that a stockholder's notice must be received at the principal executive offices of the Company not earlier than the close of business on the day which falls 120 days prior to the one year anniversary of the Company's last annual meeting of stockholders and not later than the close of business on the day which falls 90 days prior to the one year anniversary of the Company's last annual meeting of stockholders, unless the Company's annual meeting date occurs more than 30 days before or 30 days after the one year anniversary of the Company's last annual meeting of stockholders. In that case, the Company must  receive proposals not earlier than the close of business on the 120th day prior to the date of the annual meeting and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the meeting, the 10th day following the day on which the Company first makes a public announcement of the date of the annual meeting (previously these requirements were not specified in the Bylaws, provided that the Company has been following these notice requirements for the past several annual meetings, which guidelines have been previously described and disclosed in the Company’s proxy statement filings);

•
Clarifying that votes cast by stockholders at any meeting of stockholders include votes cast against any proposal and exclude abstentions and broker non-votes, provided that votes cast against any proposal, abstentions and broker non-votes are counted in determining a quorum at any meeting (previously this was not disclosed in the Bylaws, provided that this is the standard way votes are counted and the Company has historically counted votes this way);

•
Providing a requirement that the Company is required to promptly disclose to stockholders (which disclosure can be in the form of a Form 8-K filing) the taking of corporate action without a meeting by less than the unanimous written consent of the stockholders (previously the Bylaws did not include this requirement, provided that such action requires the filing of an Information Statement with the Securities and Exchange Commission and the mailing of such Information Statement to all of the Company’s stockholders regardless under the rules and regulations of the Securities and Exchange Commission);

•
The right of the Chairman of the Board of Directors or any two Directors to call a meeting of the Board of Directors (previously the Bylaws required at least two Directors to call a meeting of the Board of Directors regardless of whether one of such Directors was the Chairman);

•
The obligation of the Director (or where applicable and allowed, a specified officer) calling a meeting of the Board of Directors to provide at least three day’s prior notice of such Board Meeting if by mail or 24 hours prior notice if by facsimile, email or personal delivery (previously the Bylaws required at least 10 days prior written notice if by mail and two days if by facsimile or if personally delivered);

•
The requirement that the Company comply with all Corporate Governance listing requirements of the NYSE MKT (or the NASDAQ Stock Market if the Company later lists on NASDAQ)(previously the Bylaws did not contain any such requirement, although the Company is required to comply with NYSE MKT listing rules as required by the NYSE MKT regardless of whether such requirement is spelled out in its Bylaws or not);

•
Provides for more detailed indemnification rights as to current or former directors, officers, delegated persons and persons serving at the request of the Company, including where applicable and allowed pursuant to the Restated Bylaws, the advancement of expenses (previously the Bylaws were unclear as to whether they provided for advancement of expenses in connection with indemnification, did not describe in detail the steps and requirements for such indemnification and solely provided for indemnification of present and former officers and Directors);

•
Specifically provides the Board of Directors the right to declare dividends, if allowed under state law and the Company’s Articles of Incorporation (previously the Bylaws were silent as to this issue; however, state law provides for the declaration of dividends in the event allowed under state law regardless of whether this right is specifically described in the Bylaws);

•
Allows for notice to stockholders to be made electronically, where applicable, and where allowed under state law and the Articles of Incorporation (previously the Bylaws did not specifically provide for electronic notice);

•
Provides for the right for the Company to cease attempting to provide notice to any stockholder to whom notice has been attempted to be given by the Company in connection with two consecutive actions and which notices have been returned as undeliverable (the prior Bylaws did not specifically provide for this right); and

•
Provide for the Company to be exempt from the “Controlling Interest Statutes” of Section 78.378 through 78.2793 of the Nevada Revised Statutes (the “NRS”), which, notwithstanding the fact that the Company does not believe that such statutes would have applied to the Company regards, because the Company has less than 100 stockholders of record located in the state of Nevada, would have required any applicable purchaser of the Company’s common stock (generally anyone who acquires a “controlling interest” in the Company, as defined in the NRS) to deliver a formal statement to the Company requesting a stockholders meeting and providing for the stockholders of the Company to determine the voting rights conferred to the shares purchased by such “controlling shareholder”, along with certain other rights and obligations (the prior Bylaws did not include such a provision, which the Company believes is unnecessary and resource prohibitive for a company of its size).

The above description of the Restated Bylaws is qualified in its entirety by the form of Restated Bylaws filed herewith as Exhibit 3.1.

Item 8.01 Other Events.

Change in Board of Directors Committees

Effective December 20, 2012, J. Fred Hofheinz resigned as the Chairman of the Company (provided that Mr. Hofheinz remains a member of the Board of Directors) and the Board of Directors appointed Ryan J. Morris as Chairman of the Company to fill the vacancy left by such resignation.  The Board of Directors also updated the committee memberships of the Board of Directors as follows:

•	The Audit Committee now includes: Ken Daraie, J. Fred Hofheinz, and Peter K. Grunebaum, with Mr. Daraie serving as Chairman of the Committee;

•	The Compensation Committee now includes: Ryan J. Morris, Mr. Daraie, Mr. Krusen, and Joshua D. Young, with Mr. Krusen serving as the Chairman of the Committee; and

•	The Nominating Committee and Governance Committee now includes: Mr. Morris, Mr. Young and Mr. Daraie, with Mr. Morris serving as Chairman of the Committee.

Grant of Director Options

Additionally, effective December 20, 2012, the Board of Directors approved the grant to each of the Directors of the Company of options to purchase 50,000 shares of the Company’s common stock (300,000 options in aggregate), which have a term of two years, an exercise price equal to the closing sales price of the Company’s common stock on December 24, 2012, and vest at the rate of 1/12th of such options over each of the following 12 months, in all cases subject to the terms and conditions of the Company’s 2012 Stock Incentive Plan.

Status of Previously Announced Legal Proceedings

On December 20, 2012, the Company and Seidler Oil & Gas, L.P. (“Seidler”), which previously filed a lawsuit against the Company alleging various claims in connection with the Company’s Hagen #4H and #5H wells, agreed to stay such lawsuit proceedings for a period of sixty (60) days to allow for the discussion of a settlement between the parties.

Although the Company believes that the claims asserted by Knight Capital Americas LLC (as successor in interest to Knight Capital America, L.P. (“Knight”))are without merit, the Company has provided a proposal to Knight, in an effort to settle the lawsuit previously filed by Knight against the Company in connection with Knight’s allegations that the Company failed to pay fees in connection with its right of first refusal to provide broker/dealer services in connection with a subsequently completed fund raise undertaken by the Company.

Additionally, the Company is in the process of attempting to reopen settlement discussions with Nordic Oil USA I, LP (“Nordic”), in connection with the Company’s previously announced default in the payment of the $22 million note payable to Nordic (due in November 2012) and Nordic’s subsequent filing of a lawsuit against the Company.

Item 9.01 Financial Statements And Exhibits.

EXHIBIT NO.	DESCRIPTION

3.1*	Amended and Restated Bylaws (Adopted December 20, 2012)

10.1*	Amended and Restated Employment Agreement with Anthony C. Schnur (December 20, 2012)

99.1*	Press Release

* Filed herewith

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUCAS ENERGY, INC.

By: /s/ Anthony C. Schnur
Name: Anthony C. Schnur
Title: Chief Executive Officer

Date: December 20, 2012

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

3.1*	Amended and Restated Bylaws (Adopted December 20, 2012)

10.1*	Amended and Restated Employment Agreement with Anthony C. Schnur (December 20, 2012)

99.1*	Press Release

* Filed herewith